The depositor has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Final Terms of the Offered Notes

Aegis Asset Backed Securities Trust 2006-1 will issue on the closing date the classes of notes listed in the table below, together with the Class N Notes and the ownership certificates evidencing the entire equity interest in the trust. Only the classes of notes listed in the table below are offered by the prospectus supplement.

Class	Class Principal Amount(1)	Interest Rate Formula (until Initial Purchase Date)(2)	Interest Rate Formula (after Initial Purchase Date)(4)	CUSIP Number	Maturity Date(5)	Expected Final Payment Date(6)

A1	$179,833,000	LIBOR plus 0.080%(3)	LIBOR plus 0.160%(3)	00764S AA 2	1/25/2037	7/25/2008
A2	$183,920,000	LIBOR plus 0.170%(3)	LIBOR plus 0.340%(3)	00764S AB 0	1/25/2037	9/25/2012
A3	$44,959,000	LIBOR plus 0.240%(3)	LIBOR plus 0.480%(3)	00764S AC 8	1/25/2037	2/25/2014
M1	$20,475,000	LIBOR plus 0.300%(3)	LIBOR plus 0.450%(3)	00764S AD 6	1/25/2037	2/25/2014
M2	$18,375,000	LIBOR plus 0.320%(3)	LIBOR plus 0.480%(3)	00764S AE 4	1/25/2037	2/25/2014
M3	$10,763,000	LIBOR plus 0.360%(3)	LIBOR plus 0.540%(3)	00764S AF 1	1/25/2037	2/25/2014
M4	$9,712,000	LIBOR plus 0.420%(3)	LIBOR plus 0.630%(3)	00764S AG 9	1/25/2037	2/25/2014
M5	$9,188,000	LIBOR plus 0.450%(3)	LIBOR plus 0.675%(3)	00764S AH 7	1/25/2037	2/25/2014
M6	$8,400,000	LIBOR plus 0.500%(3)	LIBOR plus 0.750%(3)	00764S AJ 3	1/25/2037	2/25/2014
M7	$7,875,000	LIBOR plus 1.150%(3)	LIBOR plus 1.725%(3)	00764S AK 0	1/25/2037	2/25/2014
M8	$7,087,000	LIBOR plus 1.600%(3)	LIBOR plus 2.400%(3)	00764S AL 8	1/25/2037	2/25/2014
M9	$4,725,000	LIBOR plus 1.850%(3)	LIBOR plus 2.775%(3)	00764S AM 6	1/25/2037	2/25/2014
M10	$5,250,000	LIBOR plus 1.850%(3)	LIBOR plus 2.775%(3)	00764S AN 4	1/25/2037	2/25/2014

(1)	These amounts are approximate, as described in the prospectus supplement.
(2)	Reflects the interest rate formula up to and including the earliest possible payment date on which the holder of the ownership certificates (or if the holder of the ownership certificates does not do so, the servicer) has the option to purchase the mortgage loans as described in the prospectus supplement under “Summary of Terms—The Mortgage Loans —Optional Purchase of Mortgage Loans.”
(3)	Interest will accrue on these classes of notes based on an interest rate equal to the least of (a) one-month LIBOR plus the applicable margin as specified in the third or fourth column of this table, as applicable, (b) the available funds cap and (c) 12.00%, as described in the prospectus supplement under “Summary of Terms—The Offered Notes—Payments on the Notes—Interest Payments.” The margins may be increased from the applicable levels specified in the third column of this table to the applicable levels specified in the fourth column of this table, as described in the prospectus supplement under “Summary of Terms—The Offered Notes—Payments on the Notes—Interest Payments.”
(4)	Reflects the interest rate formula if the option to purchase the mortgage loans is not exercised by the holder of the ownership certificates (or the servicer) at the earliest possible payment date as described in the prospectus supplement under “Summary of Terms—The Mortgage Loans—Optional Purchase of Mortgage Loans.”
(5)	Reflects the scheduled maturity date of the offered notes, which is the second payment date after the date of the last scheduled payment of the latest maturing mortgage loan.
(6)	Reflects the expected final payment date, based upon (a) 100% of the prepayment assumption and the modeling assumptions used in the prospectus supplement, each as described therein under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (b) the assumption that the option to purchase the mortgage loans is exercised by the holder of the ownership certificates (or the servicer) at the earliest possible payment date as described in the prospectus supplement under “Summary of Terms—The Mortgage Loans—Optional Purchase of Mortgage Loans.” The actual final payment date for each class of offered notes may be earlier or later, and could be substantially later, than the applicable expected final payment date listed above.

The offered notes will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Minimum Denominations	Incremental Denominations

A1	DD	0 day	Actual/360	$100,000	$1
A2	DD	0 day	Actual/360	$100,000	$1
A3	DD	0 day	Actual/360	$100,000	$1
M1	DD	0 day	Actual/360	$100,000	$1
M2	DD	0 day	Actual/360	$100,000	$1
M3	DD	0 day	Actual/360	$100,000	$1
M4	DD	0 day	Actual/360	$100,000	$1
M5	DD	0 day	Actual/360	$100,000	$1
M6	DD	0 day	Actual/360	$100,000	$1
M7	DD	0 day	Actual/360	$100,000	$1
M8	DD	0 day	Actual/360	$100,000	$1
M9	DD	0 day	Actual/360	$100,000	$1
M10	DD	0 day	Actual/360	$100,000	$1

(1)	DD = For any payment date, the close of business on the business day immediately before that payment date.
(2)	0 day = For any payment date, the interest accrual period will be the period beginning on the immediately preceding payment date (or October 30, 2006, in the case of the first interest accrual period) and ending on the calendar day immediately before the related payment date.